Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	May 12, 2009

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported net income of $905 thousand in the first quarter of 2009, an increase of 16.8% from $775 thousand reported for the first quarter of 2008. Net income available to common shareholders was $743 thousand or $0.10 per common share at March 31, 2009, compared to $775 thousand or $0.10 per common share at March 31, 2008. Net income available to common shareholders is net income less any dividends paid on preferred stock during the period.

Total assets ended the quarter $462 million, up from $411 million, at March 31, 2008, representing 12.4% growth in assets. Total deposits experienced an increase of $35.6 million from $326.8 million at March 31, 2008 to $362.4 million for the same quarter 2009. The Company continues to increase non-interest income, which exceeded $2.3 million through March 31 compared to $1.9 million, representing a 21.1% increase over the prior year’s first quarter. Growth of mortgage origination fees account for this increase as homeowners continue to take advantage of the current interest rate environment.

Roger L. Dick, Chief Executive Officer, said, “By remaining focused on our traditional business model of providing exceptional customer service and building relationships, our Company produced another solid quarter. We continue to grow our balance sheet and remain well-capitalized.”